Delisting Determination, The Nasdaq Stock Market, LLC, April 30, 2025, Molecular Templates, Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the common stock of Molecular Templates, Inc.
effective at the opening of the trading session on June 2, 2025.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5101.
The Company was notified of the Staff determination on December 16, 2024. The Company did not request an appeal.
The Company common stock was suspended on December 26, 2024.
The Staff determination to delist the Company common stock became final on December 26, 2024.